WINTHROP REALTY TRUST
       ANNOUNCES RESULTS FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2006


FOR IMMEDIATE RELEASE - Boston, Massachusetts - March 5, 2007 Winthrop Realty Trust (NYSE:FUR), a real estate investment trust, announced today the operating results for the fourth quarter and year ended December 31, 2006.

2006 Annual Financial Highlights

      Reported net income for the year ended December 31, 2006 of $42,936,000 or $0.92 per common share (basic) and $0.71 per common share (diluted, which assumes a full conversion of the Series B-1 Preferred Shares) compared to $21,557,000 or $0.66 per common share (basic) and $0.52 per common share (diluted) for the year ended December 31, 2005. Funds from operation ("FFO"), a widely used supplemental measure of REIT performance, rose for the year ended December 31, 2006 to $0.70 per common share (diluted) compared to $0.61 per common share (diluted) for the year ended December 31, 2005.

      Declared $0.24 per common share in quarterly dividends and a special $0.06 per common share dividend for 2006.

Fourth Quarter Financial Highlights

      Reported net income for the quarter ended December 31, 2006 of $24,146,000 or $0.41 per common share (basic) and $0.32 per common share (diluted, which assumes full conversion of the Series B-1 Preferred Shares) compared to a net income of $10,384,000 or $0.31 per common share (basic) and $0.29 per common share (diluted) for the same period in 2005. On a diluted per common share basis, FFO increased to $0.25 for the quarter ended December 31, 2006 from $0.08 for the quarter ended December 31, 2005.

Fourth Quarter Milestones and Recent Events

      Corporate Level Financing and Equity Events

      Issued a total of 19,550,000 common shares in November 2006 pursuant to an underwritten public offering for a per share price of $6.00 ($5.70 after underwriters' discount) resulting in net proceeds of $110,814,000.

      Joint Ventures

      Invested approximately $5,470,000 for a 60% interest in a joint venture with Sealy Northwest Atlanta Ventures, L.P., an entity owned by Sealy & Company, Inc. ("Sealy"), to acquire 12 flex properties containing an aggregate of 472,000 square feet of space located in Atlanta, Georgia for a gross purchase price of $35,845,000.

      Loaned $1,250,000 to Vision WRT LLC ("Vision"), an entity owned by Vision Property Services LLC a Denver based real estate company, and entered into an agreement with Vision pursuant to which Winthrop agreed to co-invest with Vision on a 90/10 basis on additional multi-family apartment complexes identified by Vision.

      On December 21, 2006, Concord Debt Holdings, LLC ("Concord"), an entity in which the Company holds a 50% interest, consummated the formation of its first collateralized debt obligation which issued an aggregate of approximately $376,650,000 of investment grade debt. Concord retained an equity and debt interest in the portfolio with a notional amount of $88,350,000.

      Property Leasing

      Leased 100% of the 54,000 square foot property located at 1050 Warrenville Road, Lisle, Illinois for an initial term of 11 years to Joseph T. Ryerson & Son, Inc., a subsidiary of Ryerson, Inc., a leading distributor and processor of metals.

      Entered into a lease extension and modification agreement with respect to its 256,000 square foot Orlando, Florida office property which is net leased to Siemens Real Estate, Inc, which extends the current four year remaining lease term by an additional seven years.

CEO Commentary

Michael L. Ashner, the Company's chief executive officer commented, "While continuing to confront a challenging investment environment particularly for real estate investments, we made consistent progress with our investment strategy in 2006 and remain committed to our focus on opportunistic investments which satisfy our risk-reward criteria."

Additional Information and Supplemental Data

Winthrop Realty Trust is real estate investment trust engaged in the ownership and management of, and lending to, real estate and related investments both directly and through joint ventures. Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol "FUR." It has executive offices in Boston, Massachusetts and Jericho, New York.

Financial results for the three and twelve months ended December 31, 2006 and 2005 are as follows:

                                                 For the Three Months Ended             For the Year Ended
                                                         December 31                       December 31
                                                   2006              2005             2006             2005
                                                 --------          --------         --------         --------

Revenues                                         $ 15,498          $ 14,030         $ 54,487         $ 32,851
                                                 ========          ========         ========         ========

Income from continuing operations                $ 24,112          $ 10,877         $ 42,820         $ 23,090
Income from discontinued operations                    34                23              116              531
                                                 --------          --------         --------         --------

Net income                                       $ 24,146          $ 10,900         $ 42,936         $ 23,621
                                                 ========          ========         ========         ========
Net income applicable to Common Shares of
   Beneficial Interest                           $ 24,146          $ 10,384         $ 42,936         $ 21,557
                                                 ========          ========         ========         ========

Per Share - Basic:
Income from continuing operations, net of
   preferred dividends                           $   0.41          $   0.31         $   0.92         $   0.64
Income from discontinued operations                    --                --               --             0.02
                                                 --------          --------         --------         --------

Net income applicable to Common Shares of
   Beneficial Interest                           $   0.41          $   0.31         $   0.92         $   0.66
                                                 ========          ========         ========         ========

Per Share - Diluted:
Income from continuing operations                $   0.32          $   0.29         $   0.71         $   0.51
Income from discontinued operations                    --                --               --             0.01
                                                 --------          --------         --------         --------
Net income applicable to Common Shares of
   Beneficial Interest assuming a
   conversion of all Series A and Series
   B-1 Preferred Shares                          $   0.32          $   0.29         $   0.71         $   0.52
                                                 ========          ========         ========         ========

FFO applicable to Common Shares of
   Beneficial Interest plus assumed              $ 19,765          $  4,836         $ 48,638         $ 33,709
   conversions(1)                                ========          ========         ========         ========

FFO per diluted share                            $   0.25          $   0.08         $   0.70         $   0.61
                                                 ========          ========         ========         ========

Average number of Common Shares of
   Beneficial Interest and share
   equivalents outstanding:
Basic                                              58,338            34,127           46,639           32,451
                                                 ========          ========         ========         ========
Diluted                                            80,570            61,240           69,365           55,408
                                                 ========          ========         ========         ========

(1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

Net income increased by $19,315,000 to $42,936,000 for the year ended December 31, 2006 from $23,621,000 for the year ended December 31, 2005. The increase was due primarily to an increase in revenues of $21,636,000. The increase in revenue is the result of our acquisition activity and an increase in other income of $16,029,000. The increase in other income in 2006 is predominantly attributable to the items set forth in the paragraph below as well as $8,130,000 of gains on the sale of real estate securities, the gain on the sale of our equity investment in Newkirk of $9,285,000 and an increase in equity in earnings of Newkirk of $6,976,000, partially offset by the $11,000,000 legal settlement which was recognized in 2005. These increases were partially offset by an increase in expenses of $15,350,000 primarily from increases in depreciation and amortization expense of $4,222,000, property operating expense of $2,849,000, interest expense of $10,155,000 and real estate taxes of $1,659,000.


Net income for the three months ended December 31, 2006 was $24,146,000 as compared to net income of $10,900,000 for the three months ended December 31, 2005. The increase was predominantly attributable to the gain on sale of our equity investment in Newkirk of $9,285,000, the application of the credit against base management advisory fee expense of $4,400,000 in connection with the Newkirk/Lexington merger, increases in property rental income primarily as a result of acquisition activity of $3,564,000 and the equity in earnings of Concord of $1,361,000. These increases were partially offset by a $3,500,000 decrease in gain recognition from the shares in Newkirk previously subject to forfeiture which were issued in exchange for the assignment of certain rights under the exclusivity agreement with Michael Ashner and an increase in interest expense of $1,628,000.

Other Selected Financial Data:
(in thousands)

                                                   December 31,     December 31,
                                                      2006             2005
                                                    --------         --------

Total assets                                        $851,896         $658,848
                                                    ========         ========
Total liabilities                                   $497,983         $471,715
Minority interest                                     30,051           27,527
Total shareholders' equity                           323,862          159,606
                                                    --------         --------
Total liabilities and shareholders' equity          $851,896         $658,848
                                                    ========         ========


Further details regarding the Company's results of operations, properties, joint ventures and tenants are available in the Company's Form 10-K for the year ended December 31, 2006 which will be filed with the Securities and Exchange Commission and will be available for download at the Company's website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

Forward-looking Statements

The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business,
(iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the annual report on Form 10-K/A for the year ended December 31, 2005. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.

Contact Information:

AT THE COMPANY

Thomas Staples
Chief Financial Officer
(617) 570-4614